Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2022, with respect to the carve-out financial statements of United Maritime Predecessor included in the Registration Statement (Form F-1) and related Prospectus of United Maritime Corporation for the registration of Units consisting of Common Shares or Pre-Funded Warrants to Purchase Common Shares and Class A Warrants to Purchase Common Shares.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

July 12, 2022